EXHIBIT 10.45
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                                SUPPLY AGREEMENT

     This Supply Agreement is made as of this 3rd day of September, 2002 ("Effective Date") ("Agreement"), by and between MEDA AB (publ), a company organized under the laws of Sweden, with its principal offices at Box 3051 S-18303 Taby, Sweden ("MEDA"), and VIVUS International, Ltd., a company organized under the laws of Bermuda, with its principal offices at Clarendon House, Church Street, Hamilton, Bermuda ("VIVUS").

                                    RECITALS

     WHEREAS, VIVUS has developed a product for the treatment of erectile dysfunction (further defined below as, the "Product"); and

     WHEREAS, MEDA is interested in obtaining certain exclusive rights to market and distribute such Product in the Territory (as defined below) and VIVUS is interested in granting such rights to MEDA in the Territory; and

     WHEREAS, VIVUS is a wholly-owned subsidiary of VIVUS, Inc., a Delaware corporation, ("VIVUS INC."), with its offices at 1172 Castro Street, Mountain View, CA 94040, which has guaranteed the performance by VIVUS of this Agreement.

     NOW, THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following respective meanings:

     1.1 "AFFILIATE" means any corporation, firm, partnership or other entity, whether DE JURE or DE FACTO, which directly or indirectly owns, is owned by or is under common ownership with a party to the extent of in excess of fifty percent (50%), of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling by or under common control with such party.

     1.2 "AUTHORIZED SUBDISTRIBUTOR" shall have the meaning set forth in Section 2.1.

     1.3 "CONFIDENTIAL INFORMATION" means any information, data, know-how or business plans relating to the Product or otherwise relating to the subject matter of this Agreement, including but not limited to data related to VIVUS' clinical trials, which a party discloses to the

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other party, directly or indirectly, in writing, orally or by inspection of objects and identifies as "Confidential," "Proprietary" or some similar designation or which the recipient knows or should have reason to know is confidential. Notwithstanding the foregoing, information shall not be Confidential Information if it:

          (a) is known to the receiving party at the time of disclosure and documented by the receiving party's written records made prior to the date of this Agreement;

          (b) is disclosed to the receiving party by a third person who has a right to make such disclosure;

          (c) becomes publicly known and made generally available through no action or inaction of the receiving party; or

          (d) is independently developed by the receiving party without use of the disclosing party's Confidential Information as evidenced by the receiving party's written records.

     1.4 "FIRST COMMERCIAL SALE" with respect to the Product in each country in the Territory means the first bona fide, arm's length sale of the Product in the Territory by MEDA, a MEDA Affiliate or Authorized Subdistributor to any unaffiliated third party following Regulatory Approval of the Product, as evidenced by the selling party's invoice to such third party.

     1.5 "REGULATORY APPROVAL" means a fully completed marketing authorization , including all supporting documentation and data filed by VIVUS or VIVUS, INC. with the requisite health regulatory authorities of any country of the Territory requesting approval for commercialization of a Product for a particular indication in such country. It is understood that Marketing Authorization does not include applications for pricing or reimbursement approval.

     1.6 "NET SALES" means the gross revenues from sales of the Product shipped by MEDA, its Affiliates or Authorized Subdistributors to third parties in the Territory less deductions allowed to the final buyer against invoiced amounts for:

          (a) trade, discounts allowed and actually taken;

          (b) cash and quantity discounts allowed and actually taken;

          (c) transportation charges (including insurance costs and handling charges);

          (d) sales, excise, value added and similar taxes and duties and any similar governmental charges imposed upon the production, importation, use or sale of Product;

          (e) allowances or credits to customers due to rejection or return of Product or retroactive price reductions imposed by government authorities;

          (f) wholesaler charge backs earned or granted; and

          (g) rebates and management fees earned by or granted to third parties.

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     1.7 "PRODUCT" means the product for the transurethral delivery of alprostadil and which VIVUS and/or VIVUS INC. sells outside the Territory, as of the Effective Date, under the trademark MUSE(R).

     1.8 "REGULATORY APPROVAL" with respect to each country in the Territory for a particular Product means approval of the Marketing Authorization filed in such country by the health regulatory authority in such country that is the counterpart of the U.S. FDA. It is understood that, as used herein, Regulatory Approval does not include pricing or reimbursement approval.

     1.9 "SALES QUARTER" means for the first Sales Quarter, the period commencing on the date of MEDA's First Commercial Sale and ending on the last day of that calendar quarter; and for subsequent Sales Quarters, the successive calendar quarters thereafter.

     1.10 "SALES YEAR" means for the first Sales Year, the period commencing on the date of MEDA's First Commercial Sale and ending on December 31st of the following year; and for subsequent Sales Years, the successive calendar years thereafter.

     1.11 "SPECIFICATIONS" means the written manufacturing release specifications and stability specifications for the Product that are set forth in Exhibit 1.11 attached hereto or as amended pursuant to Section 6.5 below.
1.12 "SPC" means a right based upon a VIVUS Patent to exclude others from making, using or selling the Product, such as a Supplementary Protection Certificate.

     1.13 "SUPPLY PRICE" shall have the meaning set forth in Section 4.2.

     1.14 "TRANSFER PRICE" shall have the meaning set forth in Section 4.2(a).


     1.15 "TERRITORY" means Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Norway, Poland, Portugal, Spain, Sweden, Switzerland, The Netherlands, Turkey and the United Kingdom.

     1.16 "VALID CLAIM" means any claim of an issued and unexpired patent in the VIVUS Patents that (a) has not been held unenforceable, unpatentable or invalid by a decision of a court or government agency of competent jurisdiction, which decision is unappealable or was unappealed within the time allowed for appeal, or (b) has not been admitted by the owner of the patent to be invalid or unenforceable through reissue, disclaimer or otherwise.

     1.17 "VIVUS TRADEMARKS" means the trademarks MUSE(R) and BONDIL(R). The MUSE(R) Trademark is registered or has pending registration applications throughout the Territory as of the Effective Date and BONDIL is registered only in Sweden, Norway, Finland and Iceland.

     1.18 "VIVUS PATENTS" means all patents and patent applications (including without limitation continuations, continuations-in-part, divisionals, patents of addition, extensions, reissues, reexaminations, renewals, or SPCs) which are or become owned by VIVUS or VIVUS, INC., or which VIVUS or VIVUS, INC. has, now or in the future, the right to grant licenses

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(without payment of an additional fee or royalty) during the term of this
Agreement, and which generically or specifically claim Product, a process for manufacturing Product, an intermediate used in such process, or a use of Product. With respect to such patents or applications that VIVUS or VIVUS INC. licenses or acquires or has licensed or acquired from a third party, the same shall be included within "VIVUS Patents" hereunder solely to the extent that VIVUS or VIVUS INC. has the right to license or sublicense the same hereunder.
Exhibit 1.18 attached to this Agreement lists all VIVUS Patents pertaining to Product as of the Effective Date.

ARTICLE 2 - APPOINTMENT

     2.1 APPOINTMENT OF MEDA. VIVUS hereby appoints MEDA as the exclusive marketer and distributor of the Products in the Territory. MEDA may distribute the Product through its Affiliates and may distribute the Product through third party subdistributors with VIVUS' prior written consent, such consent not to be unreasonably withheld ("Authorized Subdistributors"). MEDA's rights under this
Section 2.1 shall be subject to the rights of Abbott International, Ltd. under the License and Supply Agreement between Abbott International Ltd. and VIVUS, and any other agreement or amendment between Abbott International Ltd. and VIVUS relating to the Product. VIVUS reserves all rights not expressly granted herein (collectively the "Abbott Rights").

     2.2 REGULATORY APPROVALS. Subject to the Abbott Rights, VIVUS shall transfer the Regulatory Approvals for the Product in the Territory to MEDA. Subject to the Abbott Rights, VIVUS hereby grants MEDA the exclusive right and authority during the term of this Agreement to use the Regulatory Approvals and to market the Product pursuant to such Regulatory Approvals in the Territory. After transfer of the Regulatory Approvals by VIVUS to MEDA, MEDA shall be responsible for maintaining such Regulatory Approvals during the term of the Agreement. Promptly after termination or expiration of this Agreement for any reason, MEDA shall return such Regulatory Approvals to VIVUS.

     2.3 EXCLUSIVITY OF EFFORTS. As from termination of the Abbott Rights, MEDA agrees that neither MEDA nor its Affiliates or Authorized Distributors will market or distribute any locally applied, vasoactive agent-containing products in the Territory for the treatment of erectile dysfunction other than Product. In addition, MEDA agrees not to market or distribute in the Territory any other products with respect to which the main indication is the treatment of male erectile dysfunction without first conferring with VIVUS in good faith in an effort to find a mutually acceptable solution.

     2.4 SALES OUTSIDE THE TERRITORY. MEDA agrees that neither MEDA, its Affiliates nor its Authorized Subdistributors will actively seek customers outside the Territory or establish any branch or maintain any distribution depot outside of the Territory.

ARTICLE 3 - MILESTONES

     3.1 As partial consideration for the rights granted under this Agreement, MEDA shall pay to VIVUS the following one-time, non-refundable milestone fees within forty-five (45) days after the event specified:

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          (a) One Million Five Hundred Thousand United States Dollars
($1,500,000), on the Effective Date;

          (b) (***), upon the first occasion on which MEDA achieves annual Net Sales of the Product (***) in the Territory; and

          (c) (***), upon the first occasion on which MEDA achieves annual Net Sales of the Product of (***) in the Territory.

ARTICLE 4 - PURCHASE AND SALE

     4.1 PURCHASES AND SALE OF PRODUCT. Subject to the terms and conditions of this Agreement, VIVUS shall sell the Product exclusively to MEDA in the Territory and MEDA shall purchase its requirements of Product exclusively from VIVUS at the Supply Price.

     4.2 SUPPLY PRICE. The Supply Price for Product shall equal (***) of MEDA's Net Sales calculated as provided in Section 4.2(b) subject to the provisions of
Section 4.3:

          (a) TRANSFER PRICE. In order to enable VIVUS to sell and MEDA to purchase the Product prior to the time in which MEDA's Net Sales for a Sales Quarter are determined, MEDA shall pay for Product ordered and delivered pursuant to Article 5 below based upon an interim "Transfer Price." The "Transfer Price" shall be equal to (***) of MEDA's estimated weighted average Net Sales price per unit of Product for the Sales Year for the Product in the Territory ("Estimated Average Unit Price"). MEDA shall advise VIVUS in writing no later than forty-five (45) days prior to the start of each Sales Year of MEDA's Estimated Average Unit Price for the coming Sales Year and the Transfer Price for that Sales Year shall be based upon such price, subject to any adjustment required under Section 4.2(b) below.

          (b) RECONCILIATION. The parties shall conduct a reconciliation no later than forty-five (45) days after the end of each Sales Quarter, in order to determine whether one (1) party owes the other party any amount in connection with the sale and purchase of the Product in that Sales Quarter, based upon the difference (if any) between the applicable Transfer Price and the Supply Price for that Sales Quarter. For the purposes of such reconciliation, MEDA shall provide to VIVUS a written statement of MEDA's inventory on hand of each Stock Keeping Unit ("SKU"), sales in units per SKU broken out by each country in the Territory, and of MEDA's Net Sales broken out by each country in the Territory all in the local currency of each country in the Territory as well as in U.S. dollars, converted pursuant to Section 4.9 below ("Reconciliation Statement"). The Reconciliation Report shall also set forth MEDA's calculation of the difference between the Supply Price and the Transfer Price for the applicable Sales Quarter and the amount, if any, owed by one (1) party to the other for such quarter. If the parties disagree on the calculation set forth in the Reconciliation Report the dispute shall be handled in accordance with Exhibit
19.11. In the event that one (1) party owes the other party any amount in accordance with this Section 4.2(b), the owing party shall pay such amount within sixty (60) days of the date upon which the parties have agreed in writing upon the reconciliation calculation or the dispute between the parties is settled pursuant to Exhibit 19.11. In the event that the Supply Price is greater than one hundred ten percent (110%) or less than ninety percent (90%) of the Transfer Price for two (2) consecutive Sales Quarters, the Transfer Price established

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in Section 4.2(a) shall be changed for the remainder of that Sales Year to the
Supply Price applicable to the most recent Sales Quarter.

          (c) In the event that MEDA, its Affiliates or Authorized Subdistributors sell Product to a third party at a discount price that is greater than the discount generally given to such third party for their other products sold to such third party (including establishing a list price at a lower than normal level), then Net Sales to such third party shall be deemed to be equal to the arm's length price that the third party would generally pay for such Product alone when not purchasing other products or services from MEDA.

     4.3 MINIMUM SUPPLY PRICE. The Supply Price for the Product shall in no event be less than the Minimum Supply Price as set forth in Exhibit 4 attached to this Agreement.

     4.4 ACCIDENTALLY DESTROYED AND EXPIRED UNITS. The Supply Price paid to VIVUS for units of Product that are accidentally destroyed by MEDA or units of Product that expire after delivery to MEDA shall be determined as follows:

          (a) The Supply Price for units of Product that are accidentally destroyed by MEDA shall be at a price equal to (***) of the Net Sales price in the quarter prior to the date of accidental destruction, but in no event less than the Minimum Supply Price in effect in such quarter as set forth in Exhibit 4.

          (b) The Supply Price for units of Product that expire after delivery to MEDA shall be at a price equal to (***) of the Net Sales price in the quarter prior to the date of expiration, but in no event less than the Minimum Supply Price in effect in such quarter as set forth in Exhibit 4 attached to this Agreement.

     4.5 SAMPLES. VIVUS shall sell a quantity of Product to MEDA for use as samples, at "Sample Prices" as set forth in Exhibit 4 attached to this Agreement. MEDA may purchase such samples in quantities not to exceed the following percentages of MEDA's total unit sales of the Product in the Territory in a given Sales Year: (***) in each of the first two (2) Sales Years and (***) in each Sales Year thereafter.

     4.6 INITIAL START UP AND AT RISK COSTS. MEDA will be responsible for reimbursing VIVUS for VIVUS' actual costs incurred and expenses paid to third parties to modify the packaging for the Product in order to incorporate MEDA trade dress (including, but not limited to, artwork charges, typesetting charges and plate charges), to otherwise modify the packaging for the Product to meet MEDA's requirements (including, but not limited to, foil and packaging materials), all actual costs for finished packaging materials and any production costs related to the manufacture of Product "At-Risk." "Product At-Risk" shall mean any and all initial start up costs incurred by VIVUS in connection with the manufacture of and ordering of Product prior to the marketing authorities' providing final approval of the label of those components used in the manufacture of the Product in the specific countries in the Territory. MEDA shall not repackage or relabel Product supplied to MEDA by VIVUS hereunder without the prior written consent of VIVUS.

     4.7 RECORDS. MEDA and its Affiliates shall keep and shall require its Authorized Subdistributors to keep and maintain complete and accurate records of sales made pursuant to this Agreement on a country-by-country basis hereunder so that MEDA's Net Sales and the

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calculation of the Transfer Price and the Supply Price may be verified. Such records shall be open to inspection upon prior written notice at any reasonable time during business hours, not more than once per calendar year, and each inspection shall cover no more than the two (2) calendar years preceding such notice of inspection. The inspection shall be conducted at VIVUS' expense by a nationally recognized independent certified public accountant who is not VIVUS' auditor of record and who is selected by VIVUS and approved by MEDA, which approval shall not be unreasonably withheld. The accountant shall be bound by confidentiality obligations at least as stringent as those provided in Article 18 of this Agreement, and shall then have the right to examine the records kept pursuant to this Agreement and report to VIVUS the findings (but not the underlying data) of the inspection as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to VIVUS by the accountant shall be given concurrently to MEDA. If the inspection of records reveals more than five percent (5%) underpayment by MEDA for the purchase of the Product (calculated as a percentage of all such payments made in connection with a Sales Year), then the expenses for the accountant shall be borne by MEDA and MEDA shall promptly repay to VIVUS the amount of such underpayment, plus interest calculated at the prime rate of interest as published in the WALL STREET JOURNAL for the date upon which such underpayment was made. For the purposes of this Section 4.7, an "underpayment" shall not include any amount that the parties determine is owed to VIVUS pursuant to the reconciliation procedure set forth in Section 4.2(b) above.

     4.8 PAYMENT. Within sixty (60) days after the end of each calendar quarter, each party shall provide the other party with a true accounting of all payment obligations, if any, owed in accordance with this Article 4, together with a statement setting out all details necessary to calculate the amounts actually due hereunder with respect to Net Sales made in that Sales Quarter, or any overpayment by VIVUS for such Sales Quarter which is owed by MEDA to VIVUS, including, but not limited to, units of Product sold on a country-by-country basis, gross sales of Product in that Sales Quarter on a country-by-country basis, Net Sales in that Sales Quarter on a country-by-country basis, all relevant deductions, and all relevant exchange rate conversions. Any payments due shall accompany such statement. If VIVUS has made an overpayment to MEDA, VIVUS shall be entitled to credit such overpayments against the following payment due. Any payment that is more than ten (10) days past due shall bear interest from the original due date at the prime rate of interest as published in the Wall Street Journal for the due date. Any sums due VIVUS or MEDA under this Agreement shall be made by wire transfer to the bank account designated by the party to whom payment is to be made.

     4.9 EXCHANGE RATE. Any sums shall be made in U.S. Dollars and, in the case of quarterly payments based upon MEDA's Net Sales in currencies other than U.S. Dollars, such quarterly payments shall be the sum of payments due for the three
(3) months of the applicable quarter calculated for each such month using the beginning month's and ending month's published exchange rate, set one (1) business day prior to month end, by Reuters divided by two (if a Reuters exchange rate is not available for certain countries, an exchange rate established by a recognized third party will be used).

     4.10 TAXES. Where any sum due to be paid to VIVUS hereunder is subject to any taxes, duties or other levies, including, without limitation withholding or similar tax, the parties shall use their best efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the

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event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, MEDA shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due VIVUS and secure and send to VIVUS evidence of such payment.

ARTICLE 5 - FORECASTS, ORDERS, INVOICES AND TITLE

     5.1 INITIAL FORECAST. Within sixty (60) days after the Effective Date, MEDA shall provide VIVUS with a written forecast of the quantities of Product estimated to be required prior to and during each of the first four Sales Quarters. MEDA shall break down the forecast for the period prior to the first Sales Quarter and for the first two Sales Quarters of such forecast by month and by Stock Keeping Unit ("SKU") of the Product.

     5.2 ROLLING FORECASTS. No later than ninety (90) days prior to the first day of each Sales Quarter after the initial Sales Quarter, MEDA shall provide VIVUS with its then current written forecast of the quantities of Product that MEDA will require on a month-by-month basis during the next Sales Quarter and the following three (3) Sales Quarters from VIVUS during each of the next four
(4) Sales Quarters ("Q1", "Q2", "Q3" and "Q4" respectively). MEDA shall break down the forecast for Q1, Q2, and Q3 of the forecast by month and by SKU.

     5.3 ORDER AND ACCEPTANCE. The forecast for the first Sales Quarter in each of MEDA's rolling forecasts made pursuant to Section 5.2 above shall constitute MEDA's firm order for that Sales Quarter, and all firm orders shall specify delivery date(s) no less than ninety (90) days from the date of such firm order. MEDA shall not increase or decrease its forecast (by SKU and in total), for the second Sales Quarter in each of MEDA's rolling forecasts made pursuant to
Section 5.2 above by more than twenty percent (20%). VIVUS shall accept all firm orders from MEDA for quantities of Product up to and including one hundred twenty percent (120%) of the quantity (by SKU and in total) of Product previously forecasted by MEDA for such Sales Quarter, and shall use its best efforts to accept all firm orders from MEDA for quantities of Product in excess of that quantity of Product. MEDA shall not increase or decrease its forecast (by SKU and in total) for the third Sales Quarter in each of MEDA's rolling forecasts made pursuant to Section 5.2 above by more than thirty-five percent (35%). VIVUS shall accept all firm orders from MEDA for quantities of Product up to and including one hundred thirty-five percent (135%) of the quantity of Product previously forecasted by MEDA for such Sales Quarter (by SKU and in total), and shall use its best efforts to accept all firm orders from MEDA for quantities of Product in excess of that quantity of Product. MEDA shall not increase or decrease its forecast for the fourth Sales Quarter in each of MEDA's rolling forecasts made pursuant to Section 5.2 above, by more than fifty percent (50%). VIVUS shall accept all firm orders from MEDA for quantities of Product up to and including one hundred fifty percent (150%) of the quantity of Product previously forecasted by MEDA for such Sales Quarter, and shall use its best efforts to accept all firm orders from MEDA for quantities of Product in excess of that quantity of Product. Once a forecast has been accepted by VIVUS, then VIVUS shall be obligated to sell, and MEDA shall be obligated to purchase, the Product.

     5.4 INVOICES. VIVUS shall invoice MEDA for the Transfer Price in United States Dollars at the time of delivery for all Product shipped. MEDA shall pay VIVUS such invoiced amount within sixty (60) days from the date of the invoice.

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     5.5 DELIVERY. VIVUS shall deliver the Product to MEDA, FOB at VIVUS'
facilities located in Lakewood, New Jersey, USA. All shipping costs, liability, ownership and logistics of Product beyond the Lakewood facility's loading dock are the responsibility of MEDA.

     5.6 CONFLICTING TERMS AND CONDITIONS. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall govern, notwithstanding any additional or inconsistent terms or conditions in MEDA's form of purchase order or similar document or in VIVUS' acknowledgment, invoice, or similar documents.

ARTICLE 6          - SAMPLING, TESTING AND ANALYSIS

     6.1 CERTIFICATE OF ANALYSIS. VIVUS shall test or cause to be tested each lot of the Product pursuant to the Specifications before delivery to MEDA. Each test shall set forth the items tested, specifications and test results in a certificate of analysis for each lot delivered. VIVUS shall send or cause to be sent such certificates to MEDA. MEDA is entitled to rely on such certificates for all purposes of this Agreement. MEDA will perform any testing upon entry of the Product into the European Union, or elsewhere in the Territory, that is necessary for the sale or distribution of such Product in the Territory.

     6.2 MANUFACTURING COMPLIANCE.

          (a) On each certificate of analysis provided to MEDA pursuant to
Section 6.1 above, VIVUS shall provide or cause to be provided for each lot of the Product purchased a statement that will certify that the lot of Product was manufactured in accordance with the Specifications and applicable current Good Manufacturing Practices (cGMP) laws and/or regulations.

          (b) Notwithstanding VIVUS' obligation to provide such statement, within ninety (90) days of the Effective Date, VIVUS shall permit MEDA to inspect, or obtain permission for such inspection, during reasonable business hours and upon reasonable prior notice to VIVUS, those areas of the facilities where the Product is manufactured, stored, tested and handled and to manufacturing records of the Product manufactured by VIVUS and/or VIVUS' third-party contract manufacturer(s).

          (c) If VIVUS or VIVUS' third-party contract manufacturer(s) for any reason makes significant changes in its or their facilities or manufacturing processes, technical documentation or record-keeping relating to the Product, VIVUS shall advise MEDA of such changes in a timely manner when, to the best of VIVUS' knowledge, such change would require a variation to be filed with a regulatory authority in the Territory.

     6.3 DEFECTIVE PRODUCT. MEDA shall notify VIVUS in writing of any claim relating to damaged, defective or any shortage in quantity of any shipment of the Product within thirty (30) days of receipt of such Product. If MEDA fails to give such written claim notice to VIVUS within said thirty (30) day period, the Product shipped shall be deemed to be sufficient in quantity, and not damaged nor defective at the time of delivery. If MEDA gives such written claim notice to VIVUS within said thirty (30) day period, then MEDA and VIVUS shall, in an appropriate manner to be agreed, jointly inspect the Product to see if claimed shortage, damage or defect actually existed at the time of delivery. If existence of claimed damage, defect or shortage is reasonably verified, VIVUS shall replace the rejected Product or make up the shortage as soon

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as practicable but no later than ninety (90) days after such verification, at no extra cost to MEDA, and shall make arrangements with MEDA for the destruction or return of any damaged or defective Product, at VIVUS' expense.

     6.4 DISCREPANT INSPECTION RESULTS. In the event of a discrepancy between MEDA's and VIVUS' inspection results such that one party's results fall within the Specifications and the other party's results fall outside the Specifications, the parties shall cause an independent tester, mutually acceptable to the parties, to perform comparative tests on samples of the allegedly defective Product. The independent tester's results shall be final and binding and the parties shall share equally in the cost of the independent tester.

     6.5 SPECIFICATIONS. The Specifications may be modified from time to time by written agreement of the parties without the necessity of amending this Agreement.

     6.6 TECHNICAL AGREEMENT. Within sixty (60) days, the respective manufacturing groups of VIVUS and MEDA shall enter into a separate technical agreement, in a format suitable for submission to the regulatory authorities in each country in the Territory, recording the Specifications and Manufacturing Standards and measures to ensure compliance with applicable regulations relating to production, storage, transportation and release of the Product.

ARTICLE 7 - PATENT PROSECUTION AND LITIGATION

     7.1 PATENT PROSECUTION AND MAINTENANCE. To the extent it has the right to do so, VIVUS shall, at its sole cost and expense, maintain the VIVUS Patents, and shall diligently prosecute any such patent applications and obtain all available patent term extensions; provided that VIVUS may decide not to prosecute certain of the VIVUS Patents, or to cause or permit certain of the VIVUS Patents to lapse or become abandoned in the Territory if, in VIVUS' reasonable commercial judgment, such decision would not adversely affect MEDA's ability to exercise its rights and perform its obligations under this Agreement. To the extent it does not have the right to maintain such patent applications and patents, prosecute such patent applications and obtain patent term extensions, VIVUS shall use its reasonable commercial efforts to ensure that the third party who has the right to take such actions shall do so.

     7.2 THIRD PARTY INFRINGEMENT.

          (a) Each party will notify the other party if it becomes aware of the activities of any third party that are believed to infringe any of the VIVUS Patents or VIVUS Trademarks. The parties shall consult as to potential strategies against the alleged infringer, including but not limited to litigation strategy.

          (b) If the efforts of the parties are not successful in abating the alleged infringement, then VIVUS shall have the right, but not the obligation, to bring an appropriate suit or action against such infringement, at its own expense. MEDA agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by MEDA, at VIVUS' expense. VIVUS shall consult with MEDA and take into account MEDA's recommendations regarding the conduct of such action, provided that VIVUS shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on MEDA without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon MEDA, and (ii) adversely affect MEDA's rights under this Agreement.

          (c) If VIVUS does not elect to bring suit against the alleged infringer, MEDA shall have the right, but not the obligation, to bring an appropriate suit or action against such infringer in the Territory, at MEDA's own expense. VIVUS agrees to cooperate in any such infringement action and agrees to execute all papers and perform such other acts as may be reasonably requested by MEDA (including but not limited to consent to be joined as a nominal party plaintiff in such action), at MEDA's expense. MEDA shall consult with VIVUS and take into account VIVUS' recommendations regarding the conduct of such action, provided that MEDA shall have full right and authority to determine the strategy and tactics for such action and to settle, consent to judgment, or otherwise resolve any such action or suit. The provisions of the foregoing notwithstanding, no such resolution shall be binding on VIVUS without its prior written consent (which consent shall not be unreasonably withheld) unless such resolution does not (i) impose any liability, loss, cost or obligation upon VIVUS and (ii) adversely affect VIVUS' rights under this Agreement.

          (d) If VIVUS or MEDA brings an infringement action pursuant to this
Article 7, any amount recovered in any action or suit against a third party infringer shall be allocated as follows: first, to the party bringing such action in order to reimburse such party for the costs and expenses of such action; second, with respect to any remaining amount, (***) of that portion of such amount resulting from infringement within the Territory to MEDA, and the rest of any remaining amount to VIVUS.

     7.3 INFRINGEMENT BY THE PRODUCT.

          (a) VIVUS shall, at its own expense, defend or, at its option settle, any third party claim, suit or proceeding ("Action") brought against MEDA on the issue of infringement or misappropriation of any third party copyright, trade secret, or patent or trademark validly issued in one of the countries in the Territory by the Product to the extent such misappropriation or infringement was caused by VIVUS' action and pay any final judgment entered or settlement entered into as a result of such Action; provided that MEDA (i) provides VIVUS with prompt written notice of such Action, (ii) permits VIVUS to have control over the defense and settlement of such Action at VIVUS' expense, and (iii) provides VIVUS with proper and full information and assistance to settle and/or defend any such Action at VIVUS' expense. Failure by MEDA to notify VIVUS promptly in writing of such an Action will relieve VIVUS of its obligations under this
Section 7.3(a). VIVUS, at its option and expense, may dispose of such Action or may conduct the defense of such Action. VIVUS shall only be obligated to indemnify MEDA under this Section 7.3 to the extent such Action does not result the modification or unauthorized use of the Product.

          (b) If it is adjudicatively determined, or if VIVUS reasonably believes, that the Product or part thereof, infringes or misappropriates any patent, copyright, trade secret, or trademark or other intellectual property right of a third party, then VIVUS may, and if the sale, distribution, or use of the Product by MEDA is, as a result, enjoined, then VIVUS shall, at its option and expense: (a) procure for MEDA a license for MEDA to exercise all of its rights under this Agreement with respect to the Product, or such part thereof; or (b) replace the Product, or parts thereof, with non-infringing suitable VIVUS products or parts with the same functionality (or better) as the infringing Product or parts; or (c) suitably modify the Product, or part thereof, to become non-infringing and have the same functionality or better; or (d) if none of the foregoing is feasible and MEDA's continued use and distribution of the infringing Product (or part thereof) has been finally enjoined, accept return of any Product in VIVUS' inventory, or part thereof, and refund to MEDA the fees paid by MEDA such Product. VIVUS will not be liable for any costs or expenses incurred without its prior written authorization.

          (c) If it is adjudicatively determined that the Product or part thereof, infringes or misappropriates any patent, copyright, trade secret, or trademark or other intellectual property right of a third party, and if the sale, distribution, or use of the Product by MEDA is, as a result, enjoined from using or selling the Product in a given country in the Territory, then MEDA may exclude such country from the Territory upon written notice to VIVUS within thirty (30) days of the date of such final, permanent, unappealable or unappealed injunction or other order. If it is adjudicatively determined that the Product or part thereof, infringes or misappropriates any patent, copyright, trade secret, or trademark or other intellectual property right of a third party, and if the sale, distribution, or use of the Product by MEDA is, as a result, enjoined from using or selling the Product in all of the countries in the Territory, then MEDA may terminate this Agreement upon written notice within thirty (30) days of the date of such final, permanent, unappealable or unappealed injunction or other order.

          (d) The foregoing provisions of this Section 7.3 state the entire liability and obligation of VIVUS, and the exclusive remedy of MEDA, with respect to any actual or alleged infringement of any intellectual property right or breach of any intellectual property non-infringement warranty.

     7.4 STATUS OF ACTIVITIES. The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning Product within the Territory, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to this Section 7 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this Agreement.

ARTICLE 8 - TRADEMARKS

     8.1 TRADEMARK RIGHTS. VIVUS hereby grants to MEDA the exclusive right, exclusive even as to VIVUS, to use the VIVUS Trademarks in connection with the Product in the Territory during the term of this Agreement. MEDA acknowledges that such VIVUS Trademarks shall be and are the sole property of VIVUS. In the event that VIVUS decides to divest itself of the VIVUS Trademarks, VIVUS shall assign such VIVUS Trademarks in the Territory to MEDA upon MEDA's written request.

     8.2 TERMINATION. MEDA's right to use the VIVUS Trademark shall terminate in each country of the Territory in which MEDA's rights to distribute the Product are terminated in accordance with this Agreement. MEDA shall cooperate in the cancellation of any trademark licenses recorded or entered into in such countries. At no time during or after the term of this Agreement shall MEDA challenge or assist others to challenge the VIVUS Trademarks (except to the extent such restriction is prohibited by applicable law) or the registration thereof by VIVUS, nor shall MEDA attempt to register any trademarks that are confusingly similar to those of VIVUS.

     8.3 ELECTRONIC ADDRESS.

          (a) VIVUS hereby grants to MEDA a non-exclusive right to use VIVUS' registered electronic address, www.vivus.com, for the purpose of linking electronic users with MEDA's relevant web pages, web sites or other electronic addresses relating to the Product in the Territory.

          (b) MEDA hereby grants to VIVUS a non-exclusive right to use MEDA's registered electronic address, , www.meda.se for the purpose of linking electronic users with VIVUS' relevant web pages, web sites or other electronic addresses relating to the Product in the Territory.

ARTICLE 9 - DEVELOPMENT AND REGULATORY ISSUES

     9.1 VIVUS RESPONSIBILITIES. VIVUS shall be responsible for, and shall bear all costs of, the following:

          (a) VIVUS shall provide to MEDA, as expeditiously as possible, any and all authorizations, assistance, information and/or materials in VIVUS' possession or control that are needed in order to enable MEDA to market and sell the Product in the Territory.

          (b) In fulfilling its obligations under this Agreement, VIVUS shall use its best efforts to ensure that the Product is entitled to and receives the maximum benefit of any regulatory market exclusivity periods or other safeguards or extensions of proprietary status, which are or may be applicable in the Territory.

          (d) VIVUS shall be responsible for filing trademark applications for, and for the maintenance and upkeep of, the VIVUS Trademarks in the Territory.

     9.2 MEDA RESPONSIBILITIES. During the term of this Agreement, MEDA shall be responsible for, and shall bear all cost of, the following:

          (a) MEDA shall be responsible for obtaining all pricing and reimbursement approvals in VIVUS' name for the Product in the Territory;

          (b) In fulfilling its obligations under this Agreement, MEDA shall use its best efforts to ensure that the Product is entitled to and receives the maximum benefit of any regulatory market exclusivity periods or other safeguards or extensions of proprietary status, which are or may be applicable in the Territory.

     9.3 PHARMACOVIGILANCE. Promptly after the Effective Date, the respective pharmacovigilance groups of VIVUS and MEDA shall enter into a separate agreement covering adverse event information exchange relating to the Product. Such agreement will permit the inclusion of the respective pharmacovigilance groups of other third parties to whom VIVUS has granted or will grant (during the term of this Agreement) a license under the VIVUS Technology to make, have made, use and sell the Product outside of the Territory.

     9.4 REGULATORY COMMUNICATIONS. MEDA and VIVUS shall promptly inform each other of any material communications to or from governmental authorities or agencies relating to the use and sale of Product in the Territory, including but not limited to providing each other promptly with copies of any material written communications. With the exception of product recalls, which are to be handled pursuant to Article 11 below and of adverse event reporting, which is to be handled pursuant to Section 9.3 above, the parties shall consult with each other regarding any issues raised in such communications, and shall attempt in good faith to agree upon any action to be taken or response to be made in connection with such communications. If the parties are unable to agree within a reasonable time prior to when the action is to be taken or the response is to be made, the party responsible taking the action or making the response shall decide what action to take or response to make.

ARTICLE 10 - MARKETING AND SALES

     10.1 MEDA DILIGENCE. MEDA shall use its diligent efforts to market and sell the Product in the Territory, consistent with the efforts that MEDA expends on pursuing commercialization of MEDA's own products of similar market potential. Without limiting the foregoing, MEDA agrees to devote a minimum amount of resources to the marketing and promotion of the Product in the Territory:

(a) During the
first five (5) Sales Years, an amount that is equal to the greater of (i) (***) of the total cumulative Net Sales of the Product in the Territory for this five
(5) year period, and (ii) (***).

(b) For all years following the fifth Sales
Year through termination or expiration of this agreement an amount equal to or greater than (***) of the Net Sales for Products in the Territory for each such Sales Year.

     10.2 MISSED TARGETS. In the event that the fee provided in Section 3.1(b) above does not become payable by the end of the third Sales Year, or that the fee provided in Section 3.1(c) above does not become payable by the end of the sixth Sales Year, then VIVUS may terminate this Agreement upon thirty (30) days written notice; provided that in either event, if MEDA's annual Net Sales are at least (***) of the amount specified in Section 3.1(b) or (c) in the Territory, as of the date of VIVUS' notice of termination, then MEDA may, at its option, avoid termination by paying to VIVUS an amount equal to the fee otherwise applicable under Section 3.1(b) or (c) (as the case may be). If MEDA makes such payment within thirty (30) days of the date of VIVUS' notice of termination, then such notice shall become null and void, and this Agreement shall remain in full force and effect.

ARTICLE 11 - PRODUCT RECALL

     11.1 RECALL IN THE TERRITORY. In the event that, in the Territory, (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or
(iii) MEDA and VIVUS jointly determine that the Product should be recalled, MEDA shall take all appropriate corrective actions. If such recall results from any cause or event attributable solely to VIVUS' negligence or fault, VIVUS shall be responsible for direct expenses incurred as a result of the recall. If such recall results from any cause or event attributable solely to MEDA's negligence or fault, including, without limitation, mislabeling, mishandling, modification or promotion of the Product, MEDA shall be responsible for all of the direct expenses incurred as a result of the recall. If such recall results from any other cause or event (including attribution to the negligence or fault of both VIVUS and MEDA), the parties shall share equally the costs and expenses of the recall. For the purposes of this Agreement, the direct expenses of recall shall include, without limitation, the expenses of notification and return of the recalled Product and shall not include the cost of any re-launch by MEDA of the Product in the Territory subsequent to a recall. The Parties will cooperate and mutually agree upon the manner in which the recall is conducted; provided that in all cases VIVUS will have the first right to conduct the recall.

     11.2 RECALL OUTSIDE THE TERRITORY. In the event that, outside the Territory, (i) any government authority issues a request, directive or order that the Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) VIVUS (or its Affiliates or Authorized Subdistributors, as the case may be) decides that the Products should be recalled, VIVUS shall notify MEDA no later than five (5) business days prior to the effective date of such recall, and shall provide MEDA with all information and assistance as MEDA may reasonably request in order to enable MEDA to determine any appropriate actions relating to the Product in the Territory arising from such recall.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

     Each party hereby represents and warrants for itself as follows:

     12.1 ORGANIZED. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and has all requisite corporate power and authority to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

     12.2 DUE EXECUTION. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license (including any license from a third party which is necessary for the full performance of this Agreement), permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

     12.3 NO THIRD PARTY APPROVAL. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body (other than health regulatory authorities) is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

     12.4 BINDING AGREEMENT. This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions. It is not under any obligation to any person, contractual or otherwise, that is in conflict with the terms of this Agreement.

     12.5 FULL DISCLOSURE. Each Party has disclosed to the other in good faith all material information relevant to the subject matter of this Agreement and to such party's ability to observe and perform its obligations hereunder. Such disclosure includes information contained in publicly available filings with the Securities & Exchange Commission.

ARTICLE 13 - COVENANTS, REPRESENTATIONS AND WARRANTIES OF VIVUS

     VIVUS covenants, represents and warrants to MEDA that:

     13.1 AGREEMENTS. The only agreements in existence as of the Effective Date under which VIVUS has acquired rights to VIVUS Patents pertaining to the Product are listed in Exhibit 13.1 attached to this Agreement ("Third Party Licenses"). All rights with respect to VIVUS Patents referenced in Exhibit 13.1 as patents for which "Place" or "Place et al" are listed as inventor are either included in the license from ALZA or have otherwise been transferred to VIVUS and are owned by VIVUS. The "Voss Patents," (collectively, the VIVUS Patents, rights and technology granted to (i) Ortho Pharmaceutical Corporation by Gene A. Voss and Alan C. Eichler dated January 4, 1991, and assigned to VIVUS by Assignment from Ortho Pharmaceutical Corporation dated January 9, 1992, and (ii) VIVUS by Gene
A. Voss and Alan C. Eichler dated December 28, 1992) are not necessary to use, manufacture, have manufactured, sell, or have sold the Product in the Territory, and MEDA's use, manufacture, have manufactured, sell and have sold Product in the Territory will not infringe the Voss Patents. To the best of knowledge of VIVUS as of the Effective Date, and other than as set forth above with respect to the Voss Patents, the VIVUS Patents and Third Party Licenses are the only patents, know-how and technology necessary to make, have made, use and sell the Product.

     13.2 VIVUS OBLIGATIONS. VIVUS covenants, represents and warrants to MEDA with respect to the Third Party Licenses that (i) VIVUS and its Affiliates will fully comply with all of VIVUS' covenants and obligations hereunder, to the extent material to MEDA's rights under this Agreement; (ii) the Third Party Licenses are in full force and effect, not having been amended, other than as set forth in Exhibit 13.1 attached to this Agreement; (iii) VIVUS and its Affiliates have received no oral or written notification of any alleged breach or default by VIVUS and/or its Affiliates; (iv) VIVUS and its Affiliates are not aware of any breach or default thereof by any third party; (v) VIVUS has the full right and authority to sublicense VIVUS and its Affiliates' rights to MEDA; and (vi) VIVUS and its Affiliates will not terminate, or otherwise amend the Third Party Licenses, in any manner which would materially adversely affect MEDA's rights under this Agreement.

     13.3 SPECIFICATIONS. All quantities of the Product will comply with, and VIVUS shall only release Product for shipment to MEDA which comply with, (i) all specifications of the Product in the Marketing Authorization applications approved by the regulatory authorities in the respective countries of the Territory; (ii) all Specifications; and (iii) all applicable legal and regulatory requirements relating to the manufacture of the Product for sale in the Territory, including but not limited to Good Manufacturing Practices.

     13.4 QUALITY OF STARTING MATERIALS AND PACKING MATERIALS. All starting materials and packaging materials used in the manufacture of the Product shall comply with the applicable Specifications and the Manufacturing Standards (as defined below).

     13.5 CURRENT GOOD MANUFACTURING PRACTICES ("CGMP") /REGULATORY REQUIREMENTS. All manufacturing and quality control methods utilized by VIVUS in the manufacture of the Product shall be carried out according to the procedures and requirements set forth in the then-current version of the VIVUS Site Master File for the Medicines Control Agency, with respect to the Product, and in accordance with all applicable rules governing medicinal products and/or medical devices in the Good Manufacturing Practice for medicinal products and/or medical devices and regulations issued by the health regulatory authorities in the countries of the Territory for which the Product is to be sold as in effect at the time and the applicable standards in effect at the time (collectively, the "Manufacturing Standards").

     13.6 DOCUMENTATION. VIVUS shall keep and maintain, for the approved shelf life of the Product plus two (2) years, (i) reference samples and quality control records for each batch of starting materials and packaging material used in the manufacture of the Product, and (ii) manufacturing and quality control records for each batch of the Product. Each shipment of the Product shall be accompanied by the following written documentation: (i) the date of manufacture,
(ii) delivered amount of Product units, and (iii) a certificate of analysis pursuant to Article 6.

     13.7 MEDA RIGHT OF INSPECTION. Following MEDA's initial facilities and records inspection as provided in Section 6.2(b) above, VIVUS shall, upon written request of MEDA, permit MEDA's authorized representative approved by VIVUS to inspect during normal business hours the manufacturing facilities where the Product is produced for sale in the Territory. The cost of such inspections shall be borne by MEDA and may occur not more than once each year following the initial inspection.

     13.8 COMPLIANCE WITH LAWS AND REGULATIONS. All Product delivered to MEDA pursuant to this Agreement will, to the best of VIVUS' knowledge, at the time of such delivery not be an article which may not, under the provisions of such applicable laws and regulations, be introduced in commerce.

     13.9 SHELF LIFE. Each lot of the Product delivered pursuant to this Agreement will continue until the applicable expiration date, to conform to the Specifications. At the time of delivery to MEDA, each lot of the Product delivered pursuant to this Agreement shall be no more than four (4) months past its manufacturing date.

     13.10 PATENT VALIDITY. As of the Effective Date, VIVUS has no knowledge or information that would materially impact the validity and/or enforceability of the VIVUS Patents and the VIVUS Patents have not been, and will not be, knowingly obtained through any activity, omission or representation that would limit or destroy the validity of the VIVUS Patents.

     13.11 LEGAL ACTIONS. There are no actions pending, or, to the best of VIVUS' knowledge as of the Effective Date, threatened before any court or other tribunal or body relating to the VIVUS Patents.

     13.12 COMPLETE PATENTS/ OWNERSHIP. Exhibit 1.5 lists all patents issued and patent applications pertaining to Product in existence on or before the Effective Date and, except for the patents licensed to VIVUS, VIVUS is named in the VIVUS Patents and all inventors named therein have assigned, or are under obligation to assign, to VIVUS all of their right, title and interest in the inventions claimed. None of the VIVUS Patents as of the Effective Date has lapsed by reason of abandonment or nonpayment of annuities.

     13.13 NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS ARTICLE 13, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 14 - FORCE MAJEURE

     Upon occurrence of an event of force majeure, the party affected shall promptly notify the other party in writing, setting forth the details of the occurrence, its expected duration and how that party's performance of its obligations under this Agreement is affected. The affected party shall resume the performance of its obligations as soon as practicable after the force majeure event ceases. If a party's performance of any obligation under this Agreement is significantly hindered or is prevented by an event of force majeure for more than six (6) months, whether or not consecutive, in any twelve (12) month period, then the other party may terminate this Agreement upon thirty (30) days' notice.

ARTICLE 15 - ALLOCATION OF SUPPLY

     15.1 ALLOCATION OF SUPPLY. In the event of VIVUS' inability for any reason to supply the Product ordered by MEDA, VIVUS shall allocate its available supply between MEDA, VIVUS and VIVUS' distributors outside the Territory on a fair and equitable basis. If VIVUS is unable to supply eighty percent (80%) of the Product ordered by MEDA and accepted by VIVUS pursuant to Sections 5.3, 5.5 and
5.6 of this Agreement for any two (2) consecutive calendar quarters, MEDA may at its sole option: (i) forgo the quantities ordered which VIVUS is unable to supply; or (ii) take delivery within a reasonable period of time after VIVUS becomes able to supply the quantities ordered.

     15.2 OTHER REMEDIES. In the event that VIVUS fails to supply to MEDA quantities of Product that VIVUS is otherwise obligated to supply under Articles 5 and 15, and such failure is the result of VIVUS' gross negligence, the remedies under Section 15.1 shall not be exclusive and MEDA shall be entitled to damages and/or other remedies legally available. EXCEPT FOR FAILURES CAUSED BY VIVUS' GROSS NEGLIGENCE, ARTICLE 15.1 ABOVE IS MEDA'S SOLE AND EXCLUSIVE REMEDY FOR VIVUS' FAILURE TO SUPPLY QUANTITIES OF PRODUCT PURSUANT TO ARTICLES 5 AND 15.

ARTICLE 16 - TERM AND TERMINATION

     16.1 TERM. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to this Article 16 or other express termination provisions in this Agreement, expire on a country-by-country basis upon the later to occur of (i) the expiration of the last Valid Claim that would be infringed by the manufacture, sale or use of the Product in such country, and (ii) the tenth (10th) anniversary of the First Commercial Sale by MEDA of the Product.

     16.2 BREACH. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon sixty (60) days' written notice in the event that the other party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days of notice of the breach. The party giving notice of breach may withhold any payments otherwise due and owing to the breaching party, to be used as a setoff against any loss or damage arising from the breach, and said withholding shall not constitute breach of this Agreement. Any amounts so withheld shall be deposited by the withholding party into an interest-bearing escrow account. If the breaching party cures the breach within the sixty (60) day cure period and this Agreement is not terminated, then the withholding party shall promptly pay to the other party the withheld amount, less that portion of such amount which was applied as a setoff. Notwithstanding the foregoing provision, if MEDA gives notice of breach to VIVUS, MEDA may withhold other payments pursuant to this
Section 16.2 but shall not be entitled to withhold payment for Product actually ordered by and delivered to MEDA pursuant to Article 5 of this Agreement.

     16.3 INSOLVENCY OR BANKRUPTCY. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement upon thirty (30) days' written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect.

     16.4 SERIOUS EVENTS. Should there occur serious and unexpected events which, from a reasonable pharmaceutical company's point of view, would make it impossible or impracticable to pursue the commercialization of the Product, including but not limited to a serious adverse event associated with the Product, either party may, with full consultation with the other party, terminate this Agreement upon thirty (30) days' written notice. Termination by a party in good faith pursuant to this Section 16.4 shall not, in itself, constitute a basis for any claim for compensation or other remedies by the other party.

     16.5 CHANGE OF CONTROL OR OWNERSHIP. Either party may terminate this Agreement upon thirty (30) days' written notice if the ownership or control of at least fifty percent (50%) of the assets or voting securities of the other party are transferred and, in the non-changing party's reasonable judgment, the other party's new owner or controlling entity is a competitor of the non-changing party in the field of erectile dysfunction.

     16.6 SURVIVAL OF LIABILITY. Except as expressly provided otherwise in this Agreement, termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any provision of this Agreement.

     16.7 REMAINING INVENTORY. MEDA shall maintain a normal level of inventory of the Product prior to expiration or termination of this Agreement, and shall have a period of four (4) months from the date of termination of this Agreement during which it may sell its remaining inventory of Product, provided it sells such inventory in a manner substantially similar to the manner in which it was selling Product prior to the termination.

     16.8 LICENSES. Upon termination or expiration, all rights to use and sell Product in the Territory shall revert to VIVUS as of the effective date of such termination, and MEDA shall ensure that all registrations and Regulatory Approvals for the Product in the Territory shall be promptly assigned to VIVUS.

     16.9 SURVIVAL. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate except those rights and obligations described in Articles 1, 16, 17, 18 and 19 and Sections 4.8, 11.1, and 13.6.

ARTICLE 17 - INDEMNITY

     17.1 BY VIVUS. In addition to indemnification expressly provided elsewhere in this Agreement, VIVUS shall indemnify, defend and hold MEDA, its directors, employees, agents and representatives (including but not limited to MEDA's Affiliates) harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which:

          (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of VIVUS or its Affiliates, or its or their directors, employees, agents or representatives relating to any of VIVUS' obligations under this Agreement, including but not limited to any breach of a representation or warranty;

          (b) arise from or are attributable to the manufacture of the Product and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of MEDA, its directors, employees, agents or representatives (including, but not limited to, MEDA's Affiliates);

          (c) arise from or are attributable to any act or omission of VIVUS or Abbott International or, respectively, its Affiliates, or its or their directors, employees, agents or representatives relating to the Abbott International Agreement, or any act or omission of MEDA or its Affiliates, or its or their directors, employees, agents or representatives which allegedly causes harm or damage or loss of rights to Abbott International or its Affiliates, or its or their directors, employees, agents, shareholders or representatives in connection with the Abbott International Agreement.

     17.2 BY MEDA. In addition to indemnification expressly provided elsewhere in this Agreement, MEDA shall indemnify, defend and hold VIVUS, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including but not limited to reasonable attorney's fees and expenses) losses or liabilities of any kind which:

          (a) arise from or are attributable to any negligent act or omission or willful misconduct on the part of MEDA, its directors, employees, agents or representatives relating to any of its obligations under this Agreement; or

          (b) arise from or are attributable to the storage, use, sale, marketing and promotion of the Product by MEDA in the Territory and which in either case are not otherwise attributable the manufacture of a Product and which in either case are not otherwise attributable to any negligent act or omission or willful misconduct on the part of VIVUS, its directors, employees, agents or representatives.

     17.3 CONDITION OF INDEMNIFICATION. If either party expects to seek indemnification under this Section, it shall promptly give notice pursuant to
Section 19.5 below to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any third party claim or suit, such notice to the indemnifying party shall be within fifteen
(15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. The indemnifying party shall have full control over the defense of such claim or suit; provided that the indemnified party shall have the right to participate, at its own expense, with counsel of its own choosing, in such defense. The indemnified party shall fully cooperate with the indemnifying party in the defense of all such claims or suits. The indemnifying party shall make no offer of settlement, settlement or compromise without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement fully releases the indemnified party without any liability, loss, cost or obligation.

     17.4 TERM OF INDEMNIFICATION. The obligations of the parties set forth in this Article 17 shall apply during the term of this Agreement and for a period of five (5) years after the date of termination in whole or expiration of this Agreement or any extension thereof.

ARTICLE 18 - CONFIDENTIALITY AND DISCLOSURE

     18.1 CONFIDENTIALITY. Neither party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other. This obligation shall continue for a period of seven (7) years after expiration or termination of this Agreement.

     18.2 DISCLOSURE. Nothing contained in this Article shall be construed to restrict the parties from disclosing Confidential Information as required: (i) for regulatory, tax, securities or customs reasons, (ii) by court or other government order, (iii) for confidential audit purposes, or, (iv) from using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement, including the registration, marketing, sale or use of the Product; provided that the disclosing party shall, in the event of disclosure under Sections (i) or (ii) above, provide the other party with not less than five (5) business days notice prior to disclosure (except where the disclosing party itself receives less than five (5) business days prior notice, in which case the disclosing party shall immediately notify the other party), and the disclosing party shall fully cooperate with the other party to the extent permitted by law, so that the other party may make any objections and/or secure any protective provisions it deems reasonably necessary.

ARTICLE 19 - MISCELLANEOUS

     19.1 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either VIVUS or MEDA may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets, its merger or consolidation or any similar transaction, and that MEDA may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     19.2 AUTHORIZED DISTRIBUTORS. In the event that MEDA grants sublicenses under Article 2, MEDA shall ensure that such Authorized Subdistributors shall abide by all the obligations of MEDA contained in this Agreement to the extent that such obligations are relevant to and applicable to such Authorized Subdistributors.

     19.3 DAMAGES. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED UNDER ANY THEORY OF LIABILITY AND WHETHER IN CONTRACT, OR TORT (INCLUDING NEGLIGENCE). THE FOREGIONG LIMITATIONS SHALL APPLY EVEN IF THE PARTY AGAINST WHOM DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

     19.4 SEVERABILITY. Each party intends not to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

     19.5 NOTICES. Any consent or notice required or permitted to be given or made under this Agreement by one party to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail or courier), first-class mail or courier, postage prepaid (where applicable), addressed to the other party as shown below or to such other address as the addressee shall have last furnished in writing to the addresser and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

                  If to VIVUS:              VIVUS International Limited
                                            c/o VIVUS, Inc.
                                            1172 Castro Street
                                            Mountain View, CA  94040
                                            Attention:  President
                                            Fax:  (650) 934-5356

                                    cc:     Wilson, Sonsini, Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, CA  94304-1050
                                            Attention:  Kenneth A. Clark
                                            Fax:  (650) 493-6811

                  If to MEDA:               Meda AB (publ)
                                            Box 3051
                                            S-183 03 Taby
                                            Sweden
                                            Attention:  President
                                            Fax:  +46 8-630 19 50

     19.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws provision. Application of the United Nations Convention On Contracts For The International Sale Of Goods is hereby excluded.

     19.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are superseded by this Agreement. Except as expressly provided elsewhere in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     19.8 HEADINGS. The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the Sections hereof.

     19.9 INDEPENDENT CONTRACTORS. It is expressly understood and agreed that VIVUS and MEDA are independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither VIVUS nor MEDA shall have the authority to make any statement, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the party to do so.

     19.10 WAIVER. The waiver by either party of any right hereunder or of a failure to perform or breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure or breach whether of a similar nature or otherwise.

     19.11 ALTERNATIVE DISPUTE RESOLUTION. The parties agree that any dispute that arises in connection with this Agreement, which cannot be amicably resolved by the parties, shall be resolved by Alternative Dispute Resolution ("ADR") pursuant to the procedure set forth in Exhibit 19.11 attached hereto.

     19.12 PUBLIC ANNOUNCEMENTS. Except as required by law, in which case the provisions of Section 18.2 shall apply, neither party shall make any public announcement, statement, response to questions or other disclosure concerning this Agreement nor the terms nor the subject matter hereof without the prior written consent of the other party.

     19.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     THEREFORE, the parties hereto have executed this Supply Agreement as of the Effective Date.

MEDA AB                                  VIVUS INTERNATIONAL, LTD.

By:  /s/ ANDERS LONNER                   By:  /s/ TERRY NIDA
    ---------------------------              ---------------------------

Title: Chief Executive Officer           Title: Vice President

Date: September 3, 2002                  Date: September 3, 2002

                            GUARANTEE OF PERFORMANCE

     In order to induce MEDA to enter into the foregoing Agreement, VIVUS, INC., a corporation organized under the laws of the state of Delaware and having a principal place of business at 1172 Castro Street, Mountain View, CA 94040, and being the sole shareholder of VIVUS, hereby irrevocably and unconditionally guarantees any and all obligations (including, without limitation, any payment obligations) of VIVUS to MEDA, whether or not existing or hereinafter arising pursuant to the foregoing Agreement (including, without limitation, all agreements, grants, Undertakings, licenses and sublicenses now or hereafter entered into pursuant to the Agreement (collectively, the "VIVUS Undertakings") or as such VIVUS Undertakings may be hereinafter amended or modified (with or without notice to or consent of VIVUS INC.).

     VIVUS INC. further agrees that VIVUS Undertakings may be extended, renewed, modified, amended or compromised in any way, with or without notice to or consent of VIVUS INC.

     Notice of acceptance of the Guaranty and of the incurring of any obligation or any default of the VIVUS Undertakings, as well as demand and protest with respect to such VIVUS Undertakings and as well as any right to challenge or dispute the validity and enforceability of this Guarantee, are hereby waived by VIVUS INC.

     This Guaranty shall be an irrevocable, continuing, absolute and unconditional guaranty of payment and performance by VIVUS pursuant to the VIVUS Undertakings.

     VIVUS INC. represents, covenants and warrants to MEDA as follows, upon which MEDA relies in acceptance of this Guaranty: that (i) VIVUS INC. is the sole shareholder of all of issued and outstanding capital stock of VIVUS, (ii) VIVUS INC. will benefit from the Agreement between VIVUS and MEDA, (iii) VIVUS INC. has received good and valuable consideration for its execution, delivery and performance of this Guaranty, and (iv) VIVUS INC. has executed and delivered this Guaranty to MEDA.

     Notice to VIVUS INC. shall be given pursuant to the provisions of Section
19.5 of the Agreement.

     This Guaranty shall be governed by and construed in accordance with the laws of the State of California and shall take effect as an instrument under seal.

     In the event of any dispute under this Guaranty, as to construction or performance of this Guaranty or any of its provisions or otherwise, such dispute shall be settled in accordance with

     Section 19.11 above, which is incorporated herein by reference, substituting "VIVUS INC." for "VIVUS" in such Section for purposes of this Guaranty. If an action to enforce this Guaranty is undertaken, the party prevailing in such enforcement action shall be entitled to recover its reasonable out-of-pocket expenses (including fees of outside counsel) with respect to such action.

     VIVUS INC. shall not assign or transfer this Guaranty without the prior written consent of MEDA.

     THEREFORE, VIVUS INC. executes this Guaranty under seal as of this 3rd day of September 2002.



VIVUS, INC.

By:  /s/ TERRY NIDA
    --------------------------
    Vice President

                                  EXHIBIT 1.11

                                 SPECIFICATIONS

            MUSE(R) RELEASE AND SHELF-LIFE (REGULATORY) SPECIFICATION

                                     (***)

                                  EXHIBIT 1.18

                                      (***)

                                     PATENTS

                                  U.S. PATENTS

--------------- -------------------------------- -------------------------------
REF. NO.        TITLE/INVENTORS                  STATUS
                                                 SERIAL AND PATENT NOS.
--------------- -------------------------------- -------------------------------

                                      (***)

                        FOREIGN PATENTS AND APPLICATIONS


--------------- -------------------------------- -------------------------------
REF. NO.        TITLE/INVENTORS                  COUNTRY; FILING/PUBLISHING INFO
--------------- -------------------------------- -------------------------------

                                    EXHIBIT 4

                                     PRICES

-------------------------------------------------------------------------------------------------------------
                         VIVUS PRODUCES   VIVUS PRODUCES   VIVUS PRODUCES   VIVUS PRODUCES   VIVUS PRODUCES
                          UP TO *** OF     *** UP TO ***    *** UP TO ***    *** UP TO ***   *** OF PRODUCT*
                            PRODUCT*        OF PRODUCT*      OF PRODUCT*      OF PRODUCT*
---------------------------------------- ---------------- ---------------- ---------------- -----------------
Sample  Price per unit  ***              ***              ***              ***              ***
of Product
----------------------- ---------------- ---------------- ---------------- ---------------- -----------------
Minimum  Supply  Price  ***              ***              ***              ***              ***
per unit of Product
-------------------------------------------------------------------------------------------------------------

     * Total VIVUS worldwide unit production of finished Product in a calendar year (not only VIVUS finished Product produced for MEDA)

                                  EXHIBIT 13.1

                              THIRD PARTY LICENSES

                       AMENDMENTS TO THIRD PARTY LICENSES

1. Assignment Agreement between VIVUS, Inc. and ALZA Corporation dated December 31, 1993.

2. Assignment between Ortho Pharmaceutical Corporation ("Ortho") and VIVUS, Inc. dated June 9, 1992 (assigning to VIVUS Ortho's rights under three license agreements between Ortho and:

         (a)      AMSU Ltd. dated June 23, 1989;

         (b)      Kjell Holmquist AB dated June 26, 1989; and

         (c)      Gene A. Voss and Allen C. Eichler dated January 4, 1991.

3. License Agreement between VIVUS, Inc. and Gene A. Voss and Allen C. Eichler, dated December 28, 1992 (amending and restating VIVUS' rights under the license agreement between Ortho and Voss and Eichler assigned to VIVUS from Ortho);

4. Amendment between VIVUS, Inc. and AMSU, Ltd. dated April 22, 1992 (amending the license agreement between Ortho and AMSU assigned to VIVUS from Ortho);

5. Amendment between VIVUS, Inc. and AMSU, Ltd. dated July 3, 1992 (amending the license agreement between Ortho and AMSU assigned to VIVUS from Ortho);

6. Amendment between VIVUS, Inc. and Kjell Holmquist AB dated April 22, 1992 (amending the license agreement between Ortho and AMSU assigned to VIVUS from Ortho); and

7. Amendment between VIVUS, Inc. and Kjell Holmquist AB dated July 3, 1992 (amending the license agreement between Ortho and AMSU assigned to VIVUS from Ortho).

                                  EXHIBIT 19.11

                         ALTERNATIVE DISPUTE RESOLUTION

     The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement that relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight
(28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

     If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

     1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

     2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                  (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                  (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                  (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                  (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or
         (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

     3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

     4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                  (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                  (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                  (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one
         (1) page per issue.

                  (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

     5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                  (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                  (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

                  (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                  (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                  (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

     6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

     8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                  (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                  (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the

         ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

     9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

     10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.